Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD FIRST QUARTER EARNINGS

QUINCY, California, April 16, 2015 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced first quarter 2015 earnings of $1.2 million or $0.25 per share an increase of $273 thousand from $942 thousand or $0.20 per share during the first quarter of 2014. The $1.2 million represents the highest level of earnings, for any first quarter, in the history of Plumas Bancorp.

Financial Highlights

Three months ended March 31, 2015 compared to March 31, 2014

●	Net income increased to a record $1.2 million; a 29% increase from the $942 thousand earned during the first quarter of 2014.

●	Basic income per common share increased by 25% from $0.20 during the first quarter of 2014 to $0.25 during the current quarter.

●	Annualized earnings on average equity increased from 12.0% in 2014 to 13.0% during the three months ended March 31, 2015.

●	Annualized return on average assets increased from 0.74% to 0.90%.

●	Net interest income increased by $394 thousand, or 8.6% to $5.0 million.

●	Non-interest income increase by $357 thousand or 21% to $2 million.

March 31, 2015 compared to March 31, 2014

●	Total assets increased by $34.2 million, or 6.6% to $554 million.

●	Net loans increased by $38.3 million, or over 11% to $379 million at March 31, 2015 compared to $341 million at March 31, 2014.

●	Total deposits increased by $28 million to $484 million at March 31, 2015.

●	Nonperforming assets decreased by $4.6 million from $14.3 million at March 31, 2014 to $9.7 million at March 31, 2015.

●	The ratio of nonperforming loans to total loans decreased from 2.48% to 1.57% and the ratio of nonperforming assets to total assets decreased from 2.76% to 1.75%.

●	Total equity increased by $6.2 million, or 20% to $38.1 million.

“The Board of Directors and I are very pleased to report that Plumas Bancorp achieved a number of significant milestones in the first quarter of 2015. The Company’s reported loan, deposit and total asset balances all stood at record levels and, we had our highest ever first quarter earnings. Additionally, this quarter was the fourth consecutive quarter in which we earned net income in excess of $1 million,” said Andrew J. Ryback, president and chief executive officer. “We also reduced nonperforming assets and continued to increase efficiency within our operations.”

Ryback added, “We’re also pleased to announce another important achievement. That is, based on the strength of both our earnings performance and our balance sheet, today we will be paying off our higher-rate $7.5 million subordinated debenture using $3.5 million of internal funds and the remainder in additional lower-rate borrowings.   We expect this transaction to result in savings of over $280 thousand in interest expense in 2015. The Board, executives and I are delighted to be in a position to pay off this debt at this time.”

Finally, Ryback commented on the Bank’s recently announced plans to open a full-service branch in Reno, Nevada later this year, “The timing is excellent; Northern Nevada is experiencing significant growth at the same time that Plumas Bank is poised and prepared for expansion. Plumas Bank is eager to help small businesses in the Northern Nevada region succeed. We are confident this opportunity will provide a host of benefits to our clients, shareholders, and employees.”

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2015 were $9.7 million, down from $14.3 million at March 31, 2014. Nonperforming assets as a percentage of total assets decreased to 1.75% at March 31, 2015 down from 2.76% at March 31, 2014. OREO declined by $2.0 million or 35% from $5.7 million at March 31, 2014 to $3.7 million at March 31, 2015. Nonperforming loans at March 31, 2015 were $6.0 million, down $2.6 million, or 30% from the $8.6 million balance at March 31, 2014. Nonperforming loans as a percentage of total loans decreased to 1.57% at March 31, 2015, down from 2.48% at March 31, 2014.

During the three months ended March 31, 2015 we recorded a provision for loan losses of $300 thousand, up $150 thousand from the $150 thousand during the first quarter of 2014. Net charge-offs totaled $29 thousand during the three months ended March 31, 2015. This compares to net recoveries of $48 thousand during the three months ended March 31, 2014. During the first quarter of 2014 net loans increased by $6.6 million while during the current quarter net loans increased by $12.4 million. The increase in provision is consistent with additional loan growth during the three months ended March 31, 2015 and the increase in net charge-offs. The allowance for loan losses totaled $5.7 million at March 31, 2015 and March 31, 2014. Consistent with an improvement in loan quality, the allowance for loan losses as a percentage of total loans decreased from 1.66% at March 31, 2014 to 1.49% at March 31, 2015.

Shareholders’ Equity

Total shareholders’ equity increased by $6.2 million from $31.9 million at March 31, 2014 to $38.1 million at March 31, 2015. The $6.2 million includes earnings during the twelve month period totaling $5.0 million and a decrease in net unrealized loss on investment securities of $1.1 million with the balance of $0.1 million representing stock option activity.

Loans, Deposits, Investments and Cash

Net loans increased by $38.3 million, or 11.2%, from $340.9 million at March 31, 2014 to $379.2 million at March 31, 2015. The Company continues its focus on growing loan balances through a balanced and diversified approach. The two largest areas of growth in the Company’s loan portfolio were $12.8 million in automobile loans and $11.5 million in commercial real estate loans. Additionally, construction and land development loans increased by $4.6 million to $24.9 million and agricultural loans increased by $5.8 million. Construction and land development loans represented 6.5% and 5.9% of the loan portfolio as of March 31, 2015 and March 31, 2014, respectively.

Total deposits increased by $28.5 million from $455 million at March 31, 2014 to $484 million at March 31, 2015. The largest increase was $25 million in non-interest bearing demand deposits. Other increases include $2.8 million in interest bearing transaction accounts and $6.9 million in money market and savings accounts. Time deposits declined by $6.2 million, much of which we attribute to migration into other types of deposits given the low rates and lack of liquidity associated with time deposits. The Company has no brokered deposits.

Total investment securities were $90.1 million at March 31, 2015 and $88.8 million at March 31, 2014. Cash and due from banks decreased by $1.6 million from $50.2 million at March 31, 2014 to $48.6 million at March 31, 2015.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $5.0 million for the three months ended March 31, 2015, an increase of $394 thousand, or 8.6%, from $4.6 million for the same period in 2014. The increase in net interest income includes an increase of $364 thousand in interest income the largest component of which was an increase in interest and fees on loans of $335 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $34.4 million partially offset by a decrease in yield on loans from 5.55% during the 2014 quarter to 5.40% during the current quarter. Interest expense declined by $30 thousand resulting in a decrease in the average rate paid on interest-bearing liabilities of 4 basis points from 54 basis points during the three months ended March 31, 2014 to 50 basis points during the current quarter. Net interest margin for the three months ended March 31, 2015 increased 7 basis points to 4.06%, up from 3.99% for the same period in 2014.

Non-Interest Income/Expense

During the three months ended March 31, 2015 non-interest income totaled $2.0 million an increase of $357 thousand from the three months ended March 31, 2014. The largest component of this increase was an increase of $325 thousand in gains on the sale of government guaranteed SBA loans. During the current quarter, proceeds from SBA loan sales totaled $9.5 million resulting in a gain on sale of $657 thousand. This compares to proceeds of $5.3 million and a gain on sale of $332 thousand during the first quarter of 2014. Additionally, during the quarter we sold eight available-for-sale investment securities having a value of $6.7 million and recorded a net gain of $30 thousand on sale.

During the three months ended March 31, 2015, total non-interest expense increased by $145 thousand, or 3%, to $4.7 million, up from $4.6 million for the comparable period in 2014. While the Company continued to experience declines in several categories of non-interest expense, these were offset by increases in other items the largest of which was $349 thousand in salary and benefit expense. The increase in salary and benefits includes the addition of two loan officers; one serving Reno, Nevada and one located in Chico, California, merit and promotion increases, an increase in commission expense and costs related to 401k plan contributions. Related to the increase in SBA sales activity, commission expense increased by $101 thousand and, effective January 1, 2015, we reestablished a 401k matching benefit resulting in $36 thousand in matching contributions. The largest reduction in non-interest expense was $264 thousand in the provision for OREO losses. The provision for OREO losses declined by $264 thousand from $135 thousand during the three months ended March 31, 2014 to a credit of $129 thousand during the current period. The credit resulted from a significant increase in value of one OREO property based on a recent appraisal.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	As of March 31,
	2015	2014	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$48,633	$50,214	$(1,581)	-3.1%
Investment securities	90,072	88,830	1,242	1.4%
Loans, net of allowance for loan losses	379,231	340,931	38,300	11.2%
Premises and equipment, net	11,470	12,260	(790)	-6.4%
Bank owned life insurance	11,931	11,591	340	2.9%
Real estate and vehicles acquired through foreclosure	3,683	5,767	(2,084)	-36.1%
Accrued interest receivable and other assets	8,830	10,092	(1,262)	-12.5%
Total assets	$553,850	$519,685	$34,165	6.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$483,664	$455,184	$28,480	6.3%
Accrued interest payable and other liabilities	13,272	11,991	1,281	10.7%
Note payable	1,000	3,000	(2,000)	-66.7%
Subordinated debentures	7,493	7,334	159	2.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	515,739	487,819	27,920	5.7%
Shareholders’ equity	38,111	31,866	6,245	19.6%
Total liabilities and shareholders’ equity	$553,850	$519,685	$34,165	6.6%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2015	2014	Dollar Change	Percentage Change

Interest income	$5,376	$5,012	$364	7.3%
Interest expense	399	429	(30)	-7.0%
Net interest income before provision for loan losses	4,977	4,583	394	8.6%
Provision for loan losses	300	150	150	100.0%
Net interest income after provision for loan losses	4,677	4,433	244	5.5%
Non-interest income	2,045	1,688	357	21.1%
Non-interest expense	4,706	4,561	145	3.2%
Income before income taxes	2,016	1,560	456	29.2%
Provision for income taxes	801	618	183	29.6%
Net income	$1,215	$942	$273	29.0%

Basic earnings per share	$0.25	$0.20	$0.05	25.0%
Diluted earnings per share	$0.24	$0.19	$0.05	26.3%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

	March 31,
	2015	2014
QUARTERLY AVERAGE BALANCES
Assets	$547,018	$517,165
Earning assets	$497,331	$465,634
Loans	$371,275	$336,878
Deposits	$475,224	$450,717
Total equity	$37,770	$31,756

CREDIT QUALITY DATA
Allowance for loan losses	$5,722	$5,715
Allowance for loan losses as a percentage of total loans	1.49%	1.66%
Nonperforming loans	$5,997	$8,561
Nonperforming assets	$9,680	$14,328
Nonperforming loans as a percentage of total loans	1.57%	2.48%
Nonperforming assets as a percentage of total assets	1.75%	2.76%
Year-to-date net charge-offs (recoveries)	$29	$(48)
Year-to-date net charge-offs (recoveries) as a percentage of average loans, annualized	0.03%	(0.06)%

SHARE AND PER SHARE DATA
Basic income per share	$0.25	$0.20
Diluted income per share	$0.24	$0.19
Quarterly weighted average shares outstanding	4,799	4,788
Quarterly weighted average diluted shares outstanding	5,047	4,929
Book value per common share	$7.93	$6.65
Total shares outstanding	4,803	4,790

KEY FINANCIAL RATIOS
Annualized earnings on average equity	13.0%	12.0%
Annualized return on average assets	0.90%	0.74%
Net interest margin	4.06%	3.99%
Efficiency ratio	67.0%	72.7%
Loan to Deposit Ratio	79.2%	76.0%

REGULATORY CAPITAL - PLUMAS BANK
Leverage Capital	10.1%	10.0%
Common Equity Tier 1 Ratio	13.0%	N/A
Tier 1 Capital Ratio	13.0%	13.3%
Total Capital Ratio	14.3%	14.5%